Exhibit 99.1

CoStar Group to Acquire ForRent Adding
Millions of Renters to the Apartments.com Network

CoStar’s Management to Hold Conference Call at 2:00 pm today to discuss

Washington – September 12, 2017 – CoStar Group, Inc. (NASDAQ: CSGP) the leading provider of commercial real estate information, analytics and online marketplaces, announced today that it plans to acquire ForRent, a division of Dominion Enterprises, pursuant to a definitive agreement for $350 million in cash and $35 million in CoStar Group stock.

ForRent’s primary service is digital advertising through a network of four multifamily websites — which includes ForRent.com, AFTER55.com, CorporateHousing.com and ForRentUniversity.com. ForRent had approximately 17,000 properties advertised on its websites as of June 2017. Through the first six months of 2017, these sites generated over 47 million visits and an average of 3.5 million unique monthly visitors. ForRent is headquartered in Norfolk, Virginia, and has 475 employees located in 38 offices around the United States.

“We are delighted to welcome the ForRent team and their family of sites to the Apartments.com network,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar Group. “We believe this is a beneficial combination for all of our constituents. Prospective renters will have access to the most complete and accurate inventory of apartment availabilities with more than one million rentals spanning apartments, homes, and condominiums. Advertisers will benefit from our unmatched leads-to-lease conversion ratio. ForRent advertisers’ properties will be featured on Apartments.com after the transaction closes increasing their exposure by approximately 500%. For the investors and lenders relying on CoStar for multifamily information and analytics, we expect the addition of properties and data from ForRent will further strengthen our information offering.”

ForRent’s revenue for 2017 is expected to be approximately $100 million and EBITDA is estimated at approximately $15 million, for an EBITDA margin of 15%, based on financial results from the first half of 2017. CoStar expects to achieve synergies of approximately $25 million within 24 months after the acquisition closes, resulting in an adjusted purchase price multiple of ten times EBITDA after synergies.

“110 million renters in the U.S. collectively spend just under half a trillion dollars a year on rent, representing one of the fastest growing consumer market segments,” said Florance. “Our commitment to the multifamily industry has been resolute and evidenced by our investment in marketing, technology and the curation and delivery of original content to create the premier marketplace for renting an apartment in the United States.”

ForRent.com will remain a distinct, complementary brand to Apartments.com. By offering multiple distinct website marketing solutions, property managers and owners will have more exposure for their listings. CoStar expects to fully integrate the underlying technology that supports its entire multifamily suite of services by mid-2018, thereby efficiently leveraging a common research and listing platform. Following integration, advertisers will be able to manage all of their listings across the combined networks through a single website. CoStar expects this will result in significant operating efficiencies for the Company, its advertisers, and renters.

“We intend to enhance ForRent.com and its related sites as we did with Apartments.com and ApartmentFinder,” said Florance. “Our research, technology and marketing initiatives have created the most-visited apartment listing site, which in turn delivers unprecedented levels of leads, leases and value to our advertising customers. We look forward to delivering that same value to all renters and advertisers on the ForRent network of sites.”

"We are pleased to become part of the Apartments.com network," said Terry Slattery, President of ForRent. "CoStar’s commitment to and investment in the multifamily space has created an exceptional platform that provides renters outstanding visibility with the highest quality of listings while providing property managers exceptional value through tremendous lead conversion. ForRent has partnered with its valued customers for decades and we believe that our customers and users will greatly benefit from this terrific combination.”

Florance stated, “I am looking forward to working with the great team at ForRent and welcoming them to the Apartments.com family. The entire team at Apartments.com is dedicated to building and growing commercial real estate’s premier online apartment platform across the $3.5 trillion U.S. multifamily asset class.”

The transaction is expected to close in the fourth quarter of 2017 subject to customary closing conditions.

Outlook
At completion of integration, CoStar expects the acquisition to add revenue of approximately $75 million - $85 million, after merging the client base as well as discontinuing certain non-core services. Adjusted EBITDA margins are expected to be in a range of 45% to 55%.

“Our revenue in the multifamily space has grown rapidly over the past few years,” said Scott Wheeler, Chief Financial Officer of CoStar Group. “When we combine ForRent with our existing advertising and information revenues from the multifamily industry, we expect to approach a $400 million revenue run rate by the end of 2017.”

Based on preliminary estimates and assuming an October 2017 close, the Company expects that ForRent will contribute $17 million - $20 million in revenue in the fourth quarter of 2017, and be slightly dilutive on a non-GAAP net income per share basis due to the impact of integration costs and purchase accounting adjustments.

The Company expects to provide updated revenue and earnings guidance in its quarterly financial results release for the third quarter expected to be issued in October 2017.

The preceding forward-looking statements reflect CoStar Group’s expectations as of September 12, 2017. We are not able to forecast with certainty whether or when certain events, such as acquisition-related costs, the exact timing of closing of the acquisition, or the exact amounts or timing of any investments related to the acquisition will occur. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Non-GAAP Financial Measures
For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income before (i) interest income (expense), (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition and integration related costs, (iii) restructuring charges and related costs, and (iv) settlements and impairments incurred outside the company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income before (i) amortization of acquired intangible assets, (ii) stock-based compensation expense, (iii) acquisition and integration related costs, (iv) purchase accounting adjustments, (v) restructuring charges and related costs, and (vi) settlements and impairments. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. The company assumes a 38% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share (also referred to as non-GAAP EPS) is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period. For periods with GAAP net losses and non-GAAP net income, the weighted-average outstanding shares used to calculate non-GAAP net income per share includes potentially dilutive securities that were excluded from the calculation of GAAP net income per share as the effect was anti-dilutive.

Conference Call

Management will conduct a conference call at 2:00 pm EDT on September 12, 2017 to discuss the acquisition and its impact on the Company’s outlook for 2017 and beyond. The audio portion of the conference call will be broadcast live over the Internet at www.costargroup.com/investors/events. To join the conference call by telephone, please dial (888) 276-0010 (from the United States and Canada) or (612) 332-7516 (from all other countries) and refer to conference code 430132. An audio recording of the conference call will be available for replay approximately one hour after the call's completion and will remain available for a period of time following the call. To access the recorded conference call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 430132. The webcast replay will also be available in the Investors section of CoStar Group's website for a period of time following the call.

Investor Contacts
Scott Wheeler
Chief Financial Officer
(202) 336-6920
swheeler@costar.com

Richard Simonelli
Vice President, Investor Relations
(202) 346-6394
rsimonelli@costar.com

Media Contacts
Lauren Novo/Megan Kroh
The Zimmerman Agency
(850) 668-2222
CoStarPR@zimmerman.com

About CoStar Group, Inc.
CoStar Group, Inc. (NASDAQ: CSGP) is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. LoopNet is the most heavily trafficked commercial real estate marketplace online with over 5 million monthly unique visitors per month. Apartments.com, ApartmentFinder.com, ApartmentHomeLiving.com, Westside Rentals and Apartamentos.com form the premier online apartment resource for renters seeking great apartment homes and provide property managers and owners a proven platform for marketing their properties. Through an exclusive partnership with Move, a subsidiary of News Corporation, Apartments.com is the exclusive provider of apartment community listings across Move’s family of websites, which include realtor.com®, doorsteps.com and move.com. CoStar Group’s websites attracted an average of over 37 million unique monthly visitors in aggregate in the second quarter of 2017. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe and Canada with a staff of over 3,500 worldwide, including the industry’s largest professional research organization. For more information, visit www.costargroup.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar Group's financial expectations, the Company's plans, objectives, expectations and intentions and other statements including words such as “hope,” "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar Group and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the possibility that the acquisition of ForRent does not close when expected or at all; the risk that the businesses of ForRent, Apartments.com, and CoStar may not be combined successfully or in a timely and cost-efficient manner; the risk that the combination does not produce the expected benefits for ForRent’s customers and users; the risk that business disruption relating to the ForRent acquisition may be greater than expected; the risk that synergies from the acquisition of ForRent, including as a result of cross-selling and cost efficiencies, may not be as expected, may not be fully realized, may take longer to realize than expected or may not result in the adjusted purchase price multiple stated in this release; the risk that the acquisition and combination of services does not produce the expected results for CoStar or its customers and advertisers, including more complete and accurate inventory, a stronger information offering and increased exposure for listings as stated in this release; the risk that ForRent revenues, EBITDA and EBITDA margins for 2017 will not be as stated in this press release; the risk that ForRent revenues and the impact on non-GAAP net income per share in the fourth quarter of 2017 will not be as stated in this release; the risk that ForRent revenues, adjusted EBITDA, adjusted EBITDA margins and non-GAAP net income at completion of integration will not be as expected; the possibility that the underlying technology that supports the multifamily suite of services is not fully integrated when and as expected, or at all; the possibility that the expected operating efficiencies are not fully realized when expected or at all; the risk that expected investments in ForRent, or the timing of any such investments, may change or may not produce the expected results; the risk that the revenue run rate by the end of 2017 of ForRent combined with the company’s advertising and information revenues from the multifamily industry is not as expected and stated in this release; the risk that the Company is unable to achieve its adjusted EBITDA margin goal as stated in this release; and the risk that the combination and integration of ForRent will disrupt CoStar Group's operations or result in the loss of customers or key employees. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2016, and CoStar’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, each of which is filed with the SEC, including in the “Risk Factors” section of those filings, and the Company’s other filings with the SEC available at the SEC’s website (www.sec.gov). CoStar assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.